TABLE OF CONTENTS

I. ELECTION OF TRUSTEES
COMMITTEES
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
MANAGEMENT COMPENSATION AND TRANSACTIONS
II. INDEPENDENT PUBLIC ACCOUNTANTS
SHAREHOLDERS’ PROPOSALS
ANNUAL REPORT ON FORM 10-K
OTHER BUSINESS AND EXPENSE OF SOLICITATION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

RAMCO-GERSHENSON PROPERTIES TRUST

(Name of Registrant as Specified in Its Charter)

RAMCO-GERSHENSON PROPERTIES TRUST

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

RAMCO-GERSHENSON PROPERTIES TRUST

27600 NORTHWESTERN HIGHWAY, SUITE 200
SOUTHFIELD, MICHIGAN 48034

Dear Shareholder:

      We invite you to attend the Annual Meeting of Shareholders of Ramco-Gershenson Properties Trust. The meeting will be held on Wednesday, June 6, 2002 at 10:00 a.m. at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009. Your Board of Trustees and management look forward to greeting personally those Shareholders who are able to attend.

      The meeting has been called for the following purposes: (1) to elect three Trustees for three-year terms expiring in 2005; and (2) to ratify the Board’s appointment of Deloitte & Touche LLP as the Trust’s independent auditors for fiscal year 2002. The nominees for election as Trustees listed in the enclosed proxy materials are presently Trustees of the Trust.

      Your Board of Trustees supports these proposals and believes that they are in the best interests of the Trust and of the Shareholders. Your Board of Trustees recommends a vote “FOR” each of the proposals. The accompanying Proxy Statement contains additional information and should be reviewed carefully by Shareholders. A copy of the Trust’s Annual Report for 2001 is also enclosed.

      It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Shareholders may vote their shares (1) by telephone, (2) via the internet, (3) by completing and mailing the enclosed proxy card in the return envelope, or (4) by casting your vote in person at the Annual Meeting.

      Your continued interest and participation in the affairs of the Trust are greatly appreciated.

Sincerely,

Joel D. Gershenson
Chairman

April 29, 2002

RAMCO-GERSHENSON PROPERTIES TRUST

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

JUNE 6, 2002

To the Shareholders of Ramco-Gershenson Properties Trust:

      Notice is hereby given that the 2002 Annual Meeting of Shareholders of Ramco-Gershenson Properties Trust (the “Trust”) will be held at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, on June 6, 2002 at 10:00 a.m., for the following purposes:

(1)	To elect three (3) Trustees for terms to expire in 2005;

(2)	To ratify the Board’s appointment of Deloitte & Touche LLP as the Trust’s independent auditors for fiscal year 2002. Deloitte & Touche served in this same capacity in fiscal 2001; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on April 12, 2002 are entitled to receive notice of and to vote at the meeting and any adjournments thereof. Your vote is important. You can vote in one of four ways: (1) by telephone using a toll-free number, (2) by computer using the internet, (3) by marking, signing and dating your proxy card and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting.

      Shareholders can help the Trust avoid unnecessary expense and delay by promptly voting. The business of the meeting cannot be completed unless a majority of the outstanding voting shares of the Trust is represented at the meeting.

By Order of the Board of Trustees

Richard D. Gershenson
Executive Vice President and Secretary

RAMCO-GERSHENSON PROPERTIES TRUST

27600 NORTHWESTERN HIGHWAY, SUITE 200
SOUTHFIELD, MICHIGAN 48034

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

INTRODUCTION

General

      The accompanying form of proxy is solicited on behalf of the Board of Trustees of Ramco-Gershenson Properties Trust (the “Trust”) for use at the Annual Meeting of Shareholders of the Trust (the “Meeting”). The Meeting is to be held at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, on June 6, 2002. The Trust has first mailed these proxy materials on or about April 29, 2002, to holders (the “Shareholders”) of common shares of beneficial interest, $.01 par value (“Common Shares”), and of Series A Convertible Preferred Shares, $.01 par value per share (“Series A Preferred Shares”, and together with the Common Shares, “Voting Shares”). The Trust’s executive offices are located at 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034 (telephone: (248) 350-9900). Shareholders of record at the close of business on April 12, 2002 (the “Record Date”) will be entitled to vote at the Meeting.

      Proxies in the accompanying form which are properly executed and duly returned to the Trust and not revoked will be voted as specified and, if no direction is made, will be voted FOR the election of each of management’s three nominees for re-election as Trustees and FOR the ratification of Deloitte & Touche LLP as the Trust’s independent auditors for fiscal year 2002. Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice to the Trust of its revocation. A Shareholder who attends the Meeting in person may, if such Shareholder wishes, vote by ballot at the Meeting, thereby canceling any proxy previously given.

      As of the Record Date, 7,095,841 Common Shares of the Trust were outstanding and 1,400,000 Series A Preferred Shares of the Trust were outstanding. The Series A Preferred Shares are entitled to vote on all matters on which the holders of Common Shares are entitled to vote on an “as converted” basis with the holders of Common Shares, as though all of such Series A Preferred Shares had been converted into Common Shares at the current conversion ratio of 10 Common Shares for each 7 Series A Preferred Shares held. Accordingly, the holders of Series A Preferred Shares are entitled to vote as if they held an aggregate of 2,000,000 Common Shares, amounting to a combined total of 9,095,841 Voting Shares outstanding for purposes of voting at the Meeting. Each Common Share is entitled to one vote, and each Series A Preferred Share is entitled to approximately 1.43 votes on all matters that may come before the Meeting.

I.     ELECTION OF TRUSTEES

      At the Meeting, three Trustees comprising the Class II Trustees are to be elected for three-year terms expiring in 2005. It is intended that votes will be cast pursuant to proxies received from Shareholders of the Trust FOR the nominees listed hereinafter, each of whom is presently a Trustee of the Trust, unless contrary instructions are received.

      If for any reason any of the nominees becomes unavailable for election, the proxies solicited will be voted for such nominees as are selected by management. Management has no reason to believe that any of the nominees will not be available or will not serve if elected. The election of each Trustee will be decided by a plurality of the Voting Shares present and entitled to vote at the Meeting.

      Set forth in the following table is certain information with respect to each nominee nominated to serve as a Class II Trustee for a term to expire in 2005 and certain information relating to the Class III Trustees and Class I Trustees, whose terms expire in 2003 and 2004, respectively.

			Year First
Name of Trustee/			Became a
Nominee for Election	Age	Principal Occupation	Trustee(1)

CLASS II: NOMINEES FOR ELECTION FOR TERMS TO EXPIRE IN 2005
Selwyn Isakow	50	Founder and President of the Oxford Investment Group, Inc., a private investment and development group investing in manufacturing, financial services and selected other companies, and has served in such position since 1985. Mr. Isakow also serves on the Board of Directors of Champion Enterprises, Inc., and as Chairman of Bloomfield Bancorporation and Oxford Automotive, Inc.	1996
Arthur H. Goldberg	59	President of Manhattan Associates, LLC, a merchant and investment banking firm, and has served in such position since February 1994. In addition, since January 2002, Mr. Goldberg also serves as Managing Director of Corporate Solutions Group LLC, an investment banking and advisory firm. Mr. Goldberg also serves on the Board of Trustees of Atlantic Realty Trust, a real estate investment trust.	1988
Mark K. Rosenfeld	56	Chairman and Chief Executive Officer of Wilherst Developers Inc. and has served in such position since July 1997. Mr. Rosenfeld served as Chairman of the Board (from 1993 to 1996) and Chief Executive Officer (from 1992 to 1996) of Jacobson Stores Inc., a retail fashion merchandiser, and served as a director and member of the Executive Committee of the Board of Directors of Jacobson.	1996
CLASS III: TERMS TO EXPIRE IN 2003
Stephen R. Blank	56	Senior Fellow, Finance at the Urban Land Institute and has served in such position since December 1998. Previously, Mr. Blank was Managing Director of CIBC Oppenheimer Corp. from November 1993 to November 1998. He also serves on the Board of Trustees of Atlantic Realty Trust and on the Board of Directors of West Coast Hospitality Corporation and BNP Residential Properties, Inc.	1988
Joel M. Pashcow	59	Chairman of the Board of Trustees of Atlantic Realty Trust and has served in such position since May 1996. Mr. Pashcow served as the Chairman of the Trust from 1988 to May 1996.	1980

			Year First
Name of Trustee/			Became a
Nominee for Election	Age	Principal Occupation	Trustee(1)

CLASS I: TERMS TO EXPIRE IN 2004
Joel D. Gershenson	61	Chairman of the Board of Trustees and a Trustee since May 1996. He was the President of Ramco-Gershenson, Inc. from 1976 to 1996 and spent fifteen years directing its Property Management/ Asset Management Department.	1996
Dennis E. Gershenson	58	President and Chief Executive Officer and a Trustee since May 1996. Previously, he served as Vice President — Finance and Treasurer of Ramco-Gershenson, Inc. from 1976 to 1996 and arranged all of the financing of Ramco’s initial developments, expansions and acquisitions. Mr. Gershenson currently serves on the Board of Directors of Hospice of Michigan, the Merrill Palmer Institute and the Metropolitan Affairs Coalition and has served as Regional Director of the International Council of Shopping Centers, also known as the “ICSC.”	1996
Robert A. Meister	60	Vice Chairman of Aon Risk Services Companies, Inc., an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation, and he has served in such position since March 1991.	1996
— Other Executive Officers —
Bruce A. Gershenson	53	Executive Vice President and Treasurer since May 1996. Previously, he served as Vice President — Land Acquisitions and Sales of Ramco-Gershenson, Inc. from 1972 to 1996. Mr. Gershenson currently serves on the Board of Trustees of the Karmanos Cancer Institute and the Jewish Community Center of Detroit.
Richard D. Gershenson	56	Executive Vice President and Secretary since May 1996. Previously, he served as Vice President — Development and Construction of Ramco-Gershenson, Inc. from 1970 to 1996.
Richard J. Smith	51	Chief Financial Officer since May 1996. Previously, he was Vice President of Financial Services of the Hahn Company from January 1996 to May 1996, and he served as Chief Financial Officer and Treasurer of Glimcher Realty Trust, an owner, developer and manager of community shopping centers and regional and super regional malls, from 1993 to 1996. Mr. Smith was Controller and Director of Financial Services of the Taubman Company, an owner, developer and manager of regional malls, from 1978 to 1988.

			Year First
Name of Trustee/			Became a
Nominee for Election	Age	Principal Occupation	Trustee(1)

Michael A. Ward	59	Executive Vice President and Chief Operating Officer since May 1996. Previously, he was Executive Vice President of Ramco-Gershenson, Inc. from 1966 to 1996.

(1)	Includes periods served as Trustee of the Trust’s predecessors.

Other Information About Trustees And Executive Officers

      Messrs. Joel Gershenson, Dennis Gershenson, Richard Gershenson and Bruce Gershenson are brothers.

      Set forth below is information as to the Common Shares beneficially owned as of April 12, 2002 by each of the Trustees, by each of the executive officers included in the Summary Compensation Table below and by all Trustees and executive officers as a group, based on information furnished by each Trustee and executive officer.

	Shares Owned		Percent
Name of Trustee/Executive Officer	Beneficially(1)		of Class

Joel D. Gershenson	2,103,430	(2)	22.9%
Dennis E. Gershenson	2,141,430	(3)	23.3%
Robert A. Meister	33,075	(4)	(5)
Selwyn Isakow	16,300	(6)	(5)
Arthur H. Goldberg	66,175	(7)	(5)
Mark K. Rosenfeld	20,100	(8)	(5)
Stephen R. Blank	13,574	(9)	(5)
Joel M. Pashcow	209,482	(10)	2.9%
Bruce A. Gershenson	2,095,030	(11)	22.8%
Richard D. Gershenson	2,100,355	(12)	22.9%
Michael A. Ward	1,711,078	(13)	19.4%
Richard J. Smith	66,667	(14)	(5)

All Trustees and Executive Officers as a Group (12 persons)	2,856,196		29.8%

(1)	All shares are owned directly unless otherwise noted.

(2)	Includes 2,025,363 Common Shares that partnerships of which Mr. Joel Gershenson is a partner have the right to acquire upon the exchange of 2,025,363 units of interest (“OP Units”) owned by such partnerships in Ramco-Gershenson Properties, L.P. (the “Operating Partnership”) for such Common Shares pursuant to an Exchange Rights Agreement with the Trust (the “Exchange Rights Agreement”) and 65,667 Common Shares that Mr. Joel Gershenson has the right to acquire within 60 days of April 12, 2002 pursuant to the Trust’s 1996 Stock Option Plan. Includes 12,400 Common Shares owned by Mr. Joel Gershenson’s wife. Mr. Joel Gershenson disclaims beneficial ownership of the Common Shares owned by his wife. The address of Mr. Joel Gershenson is 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

(3)	Includes 2,025,363 Common Shares that partnerships of which Mr. Dennis Gershenson is a partner have the right to acquire upon the exchange of 2,025,363 OP Units owned by such partnerships for such Common Shares pursuant to the Exchange Rights Agreement and 65,667 Common Shares that Mr. Dennis Gershenson has the right to acquire within 60 days of April 12, 2002 pursuant to the Trust’s 1996 Stock Option Plan. Includes 15,800 Common Shares owned by a charitable trust of which Mr. Dennis Gershenson is a trustee and 3,000 Common Shares owned by his children. Mr. Dennis Gershenson disclaims beneficial ownership of the Common Shares owned by the charitable trust and his children. The address of Mr. Dennis Gershenson is 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

(4)	Includes 9,000 Common Shares that Mr. Meister has the right to acquire within 60 days of April 12, 2002 pursuant to the Trust’s 1997 Non-Employee Trustee Stock Option Plan. Includes 1,250 Common Shares held in an IRA account for the benefit of Mr. Meister. Includes 1,200 Common Shares owned by Mr. Meister’s wife’s estate. Mr. Meister disclaims beneficial ownership of the Common Shares owned by his wife’s estate.

(5)	Less than 1% of the class.

(6)	Includes 9,000 Common Shares that Mr. Isakow has the right to acquire within 60 days of April 12, 2002 pursuant to the Trust’s 1997 Non-Employee Trustee Stock Option Plan. Includes 7,300 Common Shares owned by a revocable living trust.

(7)	Includes 9,000 Common Shares that Mr. Goldberg has the right to acquire within 60 days of April 12, 2002 pursuant to the Trust’s 1997 Non-Employee Stock Option Plan. Includes 39,125 Common Shares owned by Mr. Goldberg’s wife, 3,750 Common Shares owned by trusts for his daughters and 6,100 Common Shares owned by a pension trust. Mr. Goldberg disclaims beneficial ownership of the Common Shares owned by his wife and by the trusts for his daughters.

(8)	Includes 9,000 Common Shares that Mr. Rosenfeld has the right to acquire within 60 days of April 12, 2002 pursuant to the Trust’s 1997 Non-Employee Trustee Stock Option Plan. Includes 1,300 Common Shares held in an IRA account for the benefit of Mr. Rosenfeld. Includes 2,700 Common Shares owned by Mr. Rosenfeld’s wife and 900 Common Shares by his children. Mr. Rosenfeld disclaims beneficial ownership of the Common Shares owned by his wife and his children.

(9)	Includes 9,000 Common Shares that Mr. Blank has the right to acquire within 60 days of April 12, 2002 pursuant to the Trust’s 1997 Non-Employee Trustee Stock Option Plan. Includes 1,424 Common Shares owned by trusts for Mr. Blank’s daughters and 550 Common Shares held in an IRA account for the benefit of Mr. Blank. Mr. Blank disclaims beneficial ownership of the Common Shares owned by the trusts for his daughters.

(10)	Includes 9,000 Common Shares that Mr. Pashcow has the right to acquire within 60 days of April 12, 2002 pursuant to the Trust’s 1997 Non-Employee Trustee Stock Option Plan. Includes a total of 30,781 Common Shares held in an IRA account for the benefit of Mr. Pashcow and in a retirement savings plan and a pension and profit sharing account. Also includes 95,325 Common Shares owned by an irrevocable trust for his daughter and by a foundation of which Mr. Pashcow is trustee (for each of which Mr. Pashcow has shared voting and investment powers). Mr. Pashcow disclaims beneficial ownership of the Common Shares owned by the foundation and by the trust.

(11)	Includes 2,025,363 Common Shares that partnerships of which Mr. Bruce Gershenson is a partner have the right to acquire upon the exchange of 2,025,363 OP Units owned by such partnerships for such Common Shares pursuant to the Exchange Rights Agreement and 65,667 Common Shares that

Mr. Bruce Gershenson has the right to acquire within 60 days of April 12, 2002 pursuant to the Trust’s 1996 Stock Option Plan. The address of Mr. Bruce Gershenson is 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

(12)	Includes 2,025,363 Common Shares that partnerships of which Mr. Richard Gershenson is a partner have the right to acquire upon the exchange of 2,025,363 OP Units owned by such partnerships for such Common Shares pursuant to the Exchange Rights Agreement, and 65,667 Common Shares that Mr. Richard Gershenson has the right to acquire within 60 days of April 12, 2002 pursuant to the Trust’s 1996 Stock Option Plan. Includes 300 Common Shares owned by a charitable trust of which Mr. Richard Gershenson is a trustee, and 1,825 Common Shares owned by trusts for his children. Mr. Richard Gershenson disclaims beneficial ownership of the Common Shares owned by the charitable trust and his children. The address of Mr. Richard Gershenson is 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

(13)	Includes 1,644,411 Common Shares that partnerships of which Mr. Ward is a partner have the right to acquire upon the exchange of 1,644,411 OP Units owned by such partnerships for such Common Shares pursuant to the Exchange Rights Agreement and 65,667 Common Shares that Mr. Ward has the right to acquire within 60 days of April 12, 2002 pursuant to the Trust’s 1996 Stock Option Plan. Includes 1,000 Common Shares owned by his father’s trust, of which Mr. Michael Ward is co-trustee. Mr. Ward disclaims beneficial ownership of the Common Shares owned by the trust. The address of Mr. Ward is 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

(14)	Mr. Smith has the right to acquire 66,667 Common Shares within 60 days of April 12, 2002 pursuant to the Trust’s 1996 Stock Option Plan.

COMMITTEES

      The Trust has an Audit Committee which is presently comprised of Messrs. Blank (Chairman), Rosenfeld and Isakow. The Audit Committee’s duties include the periodic review of the Trust’s financial statements, the recommendation to the Board of Trustees of the engagement of the Trust’s independent certified public accountants, and review of the plans and results of the audit engagement with the independent accountants. The Audit Committee met five times during 2001.

      The Trust also has a Compensation Committee which is presently comprised of Messrs. Goldberg (Chairman), Blank, Isakow and Meister. The Compensation Committee’s duties include reviewing all compensation arrangements of the Trust with its officers and employees and considering changes and/or additions to such compensation arrangements, including stock option, pension and profit-sharing plans. The Compensation Committee acts as administrator of the Trust’s 1996 Share Option Plan. The Compensation Committee met six times during 2001.

      The Trust also has a Nominating Committee which is presently comprised of Messrs. Rosenfeld (Chairman) and Isakow. The Nominating Committee considers the performance of incumbent Trustees and recommends to the Shareholders nominees for election as Trustees. The Nominating Committee will consider nominees for Trustees recommended by Shareholders. Such recommendations for the 2003 Annual Meeting of Shareholders should be submitted to the Chairman of the Board at 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034 by January 1, 2003. The Nominating Committee met once during 2001.

      The Trust also has an Executive Committee which is presently comprised of Messrs. Pashcow (Chairman), Dennis Gershenson and Joel Gershenson. The Executive Committee is permitted to exercise all of the powers and authority of the Board of Trustees, except as limited by applicable law and by the Trust’s Bylaws. The Executive Committee met three times during 2001.

      During the year ended December 31, 2001, the Board of Trustees held five meetings. All of the Trustees attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Trustees and (ii) the total number of meetings held by all committees on which such Trustee served.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Trustees (“Board”) is responsible to assist the Board in fulfilling its financial oversight responsibilities. The Audit Committee reviews the financial information provided to shareholders, the corporate accounting and financial reporting practices, the system of internal financial controls which management and the Board have established, and the audit process.

      The Audit Committee is comprised of three trustees, each of whom is independent as defined under the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter approved by the Board. The charter sets out the roles and responsibilities of the Audit Committee.

      Management of the Trust is responsible for the Trust’s system of internal control and the financial reporting process. As the Trust’s independent certified public accountants, Deloitte & Touche LLP are responsible for performing an audit of the Trust’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing their report thereon. The Audit Committee has reviewed and discussed the Trust’s audited financial statements with management, which has primary responsibility for the financial statements. The Audit Committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee). Deloitte and Touche LLP have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the firm’s independence with Deloitte & Touche LLP.

      Based on the review and discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended to the Board that the Trust’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Stephen R. Blank (Chairman)
Mark K. Rosenfeld
Selwyn Isakow

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      In addition to Messrs. Bruce Gershenson, Dennis Gershenson, Joel Gershenson, Richard Gershenson and Michael Ward (whose stock ownership is described under “Other Information about Trustees and Executive Officers”), as of April 12, 2002, the following persons were known by the Trust to be the beneficial owners of more than five percent of any class of the Trust’s voting securities:

	Name and Address	Amount and Nature	Percent of
Title of Class	of Beneficial Owner	of Beneficial Ownership(1)	Class

Series A Preferred Shares	Morgan Stanley Dean Witter & Co.	1,200,000 Preferred Shares(2)	85.7%(3)
Common Shares	1585 Broadway New York, New York 10036	1,721,686 Shares(2),(4)	19.5%(5)
Series A Preferred Shares	Kimco Realty Corporation	200,000 Preferred Shares	14.3%(3)
	3333 New Hyde Park Road	owned directly
Common Shares	Suite 100	481,409 Shares(6)	6.5%(5)
	New Hyde Park, New York 11042	owned directly
Common Shares	Poff & Co. (Trustee for Policemen and Firemen Retirement System of the City of Detroit) c/o Comerica Bank, Inc. P.O. Box 1319 Detroit, Michigan 48231	431,148 Shares owned directly	6.1%(5)
Common Shares	Ohio PERS 277 East Town Street Columbus, Ohio 43215	380,000 Shares owned directly	5.4%(5)
Common Shares	Tweedy, Browne Company LLC 350 Park Avenue New York, New York 10022	373,988 Shares owned directly	5.3%(5)

(1)	Based upon a Schedule 13D, a Schedule 13G, a Schedule 13D, a Schedule 13G, and a Schedule 13G filed with the Securities and Exchange Commission in March 2002 (Morgan Stanley Dean Witter & Co.), May 1999 (Kimco Realty Corporation), December 1989 (Poff & Co.), January 2002 (Ohio PERS), and January 2002 (Tweedy, Browne Company LLC), respectively.

(2)	As of April 12, 2002, Morgan Stanley Dean Witter & Co. (“MSDW”), a registered investment advisor, may be deemed to beneficially own 1,200,000 Series A Preferred Shares and 7,400 Common Shares, all of which are held in portfolios of clients advised by MSDW or its affiliates. In particular, Stichting Bedrijspensioenfonds Voor de Metaalnijverheid, Stichting Pensioenfunds ABP, MS Special Funds Pte Ltd, The Morgan Stanley Real Estate Special Situations Fund I, L.P., Morgan Stanley Real Estate Special Situations Investors, L.P. and Morgan Stanley Real Estate Special Situations Fund II, L.P. own an aggregate of 1,200,000 Series A Preferred Shares. Morgan Stanley Asset Management Inc. (“MSAM”), a registered investment advisor and an affiliate of MSDW, acted as an investment advisor with respect to the purchase of such Series A Preferred Shares and, pursuant to separate investment management agreements between MSAM and each of the foregoing investors, exercises sole voting and dispositive power with respect to such Series A Preferred Shares. The address of MSAM is 1585 Broadway, New York, New York 10036.

(3)	Based on 1,400,000 Series A Preferred Shares outstanding as of April 12, 2002. The Series A Preferred Shares are entitled to vote on all matters on which holders of Common Shares are entitled to vote on an “as converted” basis with the holders of Common Shares. Each Series A Preferred Share is entitled to approximately 1.43 votes on all matters as to which holders of Common Shares are entitled to vote.

(4)	Includes 1,714,285 Common Shares which are issuable upon conversion of 1,200,000 Series A Preferred Shares which MSDW may be deemed to beneficially own.

(5)	Based on 7,095,841 Common Shares outstanding as of April 12, 2002.

(6)	Includes 285,715 Common Shares which are issuable upon conversion of 200,000 Series A Preferred Shares owned by Kimco Realty Corporation.

MANAGEMENT COMPENSATION AND TRANSACTIONS

Cash Compensation

      The following table sets forth information with respect to the cash compensation paid by the Trust for services rendered during the years ended December 31, 2001, 2000 and 1999 to Mr. Dennis Gershenson, the Trust’s Chief Executive Officer for such fiscal years, and the five other most highly compensated executive officers of the Trust, whose total remuneration from the Trust exceeded $100,000 for the fiscal year ended December 31, 2001:

Summary Compensation Table

		Annual		Long-Term
		Compensation		Compensation
					All Other
		Salary	Bonus		Compensation
Name and Principal Position	Year	($)(1)	($)	Options	($)(2)

Dennis E. Gershenson	2001	258,000	94,050	—	4,250
Chief Executive Officer	2000	258,000	—	25,000	4,250
	1999	215,469	51,240	—	2,000
Joel D. Gershenson	2001	134,238	—	—	3,356
Chairman of the Board	2000	189,165	—	25,000	4,250
	1999	177,969	45,615	—	2,000
Richard J. Smith	2001	249,935	75,000	—	4,250
Chief Financial Officer	2000	253,546	75,000	25,000	4,250
	1999	190,000	60,000	—	2,000
Bruce A. Gershenson	2001	134,238	—	—	3,356
Executive Vice President	2000	190,075	—	25,000	4,250
and Treasurer	1999	177,969	45,615	—	734
Richard D. Gershenson	2001	190,075	30,000	—	4,250
Executive Vice President	2000	190,075	—	25,000	4,250
and Secretary	1999	177,969	45,615	—	2,000
Michael A. Ward	2001	134,238	—	—	3,356
Executive Vice President and	2000	190,075	—	25,000	4,250
Chief Operating Officer	1999	177,969	45,615	—	734

(1)	Includes car allowances.

(2)	Includes the Trust’s matching contributions under the Trust’s 401(k) plan.

      The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of the Trust’s salaried workers.

Employment Agreements

      The Trust has entered into employment agreements with Dennis Gershenson and Richard Gershenson, the Trust’s President and Chief Executive Officer, and Executive Vice President and Secretary, respectively, which agreements each had an initial period of three years commencing on May 10, 1996, subject to automatic one year extensions thereafter, provided the Board of Trustees has considered the extension of such term not more than 90 days nor less than 30 days prior to the expiration of the term. Each of these employment agreements has been automatically extended through May 9, 2002. Pursuant to such agreements, each officer receives an annual base salary and such other fringe benefits and perquisites as are generally made available to the Trust’s management employees. In addition to base salary, the officers receive annual performance-based compensation as determined by the Compensation Committee, but not less than a specified percentage of the increase in the Trust’s funds from operation for the prior year.

      These employment agreements provide for certain severance payments in the event of death or disability. In addition, each of the agreements provides that if the officer is terminated without cause or he terminates his employment for “good reason” (as defined below), he will be entitled to receive a severance payment equal to 1.99 times the “base amount” (as defined in Internal Revenue Code of 1986, as amended) and, for the duration of the term, those fringe benefits provided for under such agreement. “Good reason” includes diminution in authority, change of location, fewer than two of Messrs. Joel Gershenson, Dennis Gershenson, Richard Gershenson, Bruce Gershenson and Michael Ward (collectively, the “Ramco Principals”) serving as members of the Board of Trustees or the Ramco Principals constituting less than 20% of the members of the Board of Trustees, and a “change of control.” A change of control will occur if any person or group of commonly controlled persons other than the Ramco Principals or their affiliates owns or controls, directly or indirectly, more than 25% of the voting control or value of the capital stock (or securities convertible or exchangeable therefore) of the Trust.

      The employment agreements provide that Dennis Gershenson and Richard Gershenson will conduct all of their real estate ownership, acquisition, management and development activities (other than certain limited activities relating to their existing fast food franchise and other businesses and activities relating to certain excluded assets) through the Trust. In connection therewith, these officers have agreed to offer to the Trust real estate opportunities of which they become aware (other than opportunities relating to certain excluded assets).

      The employment agreements also provide that the Trust will indemnify each officer to the fullest extent permitted by law, and will advance to such executive officer all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

      The Trust also entered into five year employment agreements as of April 16, 2001 with each of Messrs. Joel Gershenson, Bruce Gershenson and Michael Ward, the Trust’s Chairman, Executive Vice President and Treasurer, and Executive Vice President and Chief Operating Officer, respectively. These agreements provide for a reduction in duties and salaries for these officers over the term of the agreements. Pursuant to these agreements, each officer receives a base salary of $100,000 for the first year, $75,000 for the second year, $50,000 for the third year and $35,000 for each of the fourth and fifth years. The agreements provide that each officer will devote up to 600 hours to the Trust during the first year, up to 400 hours during the second year and up to 200 hours during the third year, and each officer will only devote time to the Trust during the fourth and fifth years as a member of the Trust’s Advisory Committee. The Advisory Committee consists of the Ramco Principals and meets at least once per quarter. If an officer is requested to devote additional hours to the Trust above the commitments stated above, the Trust will pay him additional compensation of $300 per hour. The agreements provide that Bruce Gershenson and Michael Ward will relinquish the titles of Treasurer and Chief Operating Officer, respectively, at the Trust’s request.

      In addition to his base salary, each officer will receive such fringe benefits and perquisites (other than any pension, profit-sharing, stock option or similar plan or program) as are generally made available from time to time to the Trust’s management employees and executives. If the Trust does not extend medical benefits to these officers at the end of the term of their employment agreements, the agreements provide that the Trust will compensate each officer for the cost of obtaining medical benefits for life, up to a total cost of $30,000 for each year that the officer is employed with the Trust pursuant to the agreement. In addition, if, during the period from April 15, 2001 to May 9, 2002, the Trust grants any stock options to Dennis Gershenson, the Trust will grant to each officer 75% of the number of options granted to Dennis Gershenson.

      These employment agreements provide for certain severance payments in the event of death or disability. In addition, each of the agreements provides that if the officer is terminated without cause or he terminates his employment for “good reason” (as defined below), he will be entitled to receive a severance payment equal to the greater of (a) all compensation due to the officer through the end of the term of his employment agreement or (b) 1.99 times the “base amount” (as defined in the Internal Revenue Code of 1986, as amended) and continuation of the medical benefits provided for under the agreement. “Good reason” includes diminution in status, change of location, fewer than two of the Ramco Principals serving as members of the Board of Trustees or the Ramco Principals constituting less than 10% of the members of the Trust’s board (provided that the Ramco Principals own shares and units of the Operating Partnership convertible into shares equal to more than 15% of the Trust’s outstanding shares), and a “change of control” (using the same definition as the agreements with Dennis Gershenson and Richard Gershenson).

      The employment agreements provide that the officers will not compete with the Trust in the States of Michigan and Florida and the greater Toledo, Ohio area during the first year of the agreements. During the second and third years, the officers may compete with the Trust but have agreed to offer the Trust a right of first refusal for any retail development greater than 75,000 square feet anchored by a supermarket or including a major retailer in excess of 50,000 square feet. During the fourth and fifth years, the officers may compete with the Trust without restriction.

      The employment agreements also provide that the Trust will indemnify each officer to the fullest extent permitted by law, and will advance to such executive officer all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Compensation Committee Report

      The Compensation Committee of the Board of Trustees (the “Committee”) is responsible for administering the Trust’s senior management compensation program. The Committee is composed entirely of independent Trustees who are not employees of the Trust; the individual members are listed below. None of these individuals has any interlocking or other relationships with the Trust that would call into question their independence as Committee members.

      Except as otherwise described below, the Committee has general review authority over compensation levels for, and sets the compensation for, all corporate officers and key management personnel of the Trust. The Committee also administers employee benefit and incentive compensation programs, and considers and recommends to the Board new benefit programs.

      Pursuant to adopted rules designed to enhance disclosure of companies’ policies toward executive compensation, set forth below is a report of the Committee addressing the Trust’s compensation policies for 2001 as they affected the Trust’s current Chief Executive Officer and President, Dennis Gershenson, and its other senior executives, Joel Gershenson, Chairman of the Board, Richard Smith, Chief Financial Officer, Bruce Gershenson, Executive Vice President and Treasurer, Richard Gershenson, Executive Vice President

and Secretary and Michael Ward, Executive Vice President and Chief Operating Officer, respectively, of the Trust.

      The initial compensation of each of Messrs. Dennis Gershenson, Joel Gershenson, Bruce Gershenson, Richard Gershenson and Michael Ward was set pursuant to three year employment agreements signed in 1996 between each such individual and the Trust. These agreements, which have been extended, contained provisions for, among other things, calculating the base salary paid to such executive officers, as well as (in the case of the Ramco Principals) formulae used to determine bonus payments to such individuals.

      During the first quarter of 2001 the employment agreements for Messrs. Joel Gershenson, Bruce Gershenson and Michael Ward were renegotiated. These new five year employment agreements provide for a reduction in duties and salaries for each of these executive officers over the term of the agreements as discussed in further detail in the Employment Agreements section of this proxy.

      The employment agreements for Messrs. Dennis Gershenson and Richard Gershenson contain provisions for automatic one year extensions. Their respective employment agreements provided for base salaries which have been increased since the execution of the agreements, based on the advice of FPL Associates, the independent consultants engaged by the Compensation Committee.

      The Compensation Committee engaged the services of FPL Associates, an executive compensation consulting firm, to assess the overall competitiveness of the Trust’s compensation program as it relates to the Trust’s executive officers and senior management and to design a comprehensive executive compensation plan for the management team. Based on the results of such study, the Trust has implemented certain aspects of the program’s recommendations for calendar years 2000 and 2001.

      The compensation package offered by the Trust to its other senior executives is intended to enable the Trust to attract, motivate and retain qualified senior management, taking into account both annual and long-term performance goals of the Trust and recognizing individual initiative and achievements. Executive compensation generally consists of base salary and annual bonus, as well as a combination of benefit programs.

      The Committee has reviewed the Trust’s compensation policies in light of the addition of Section 162(m) to the Internal Revenue Code, which generally limits deductions for compensation paid to certain executive officers to $1,000,000 per annum (although certain performance based compensation was not subject to that limit), and determined that the compensation levels of the Trust’s executive officers were not at a level that would be affected by such amendments. The Committee intends to continue to review the application of Section 162(m) to the Trust with respect to any future compensation programs considered by the Trust.

Members of the Compensation Committee

Arthur H. Goldberg (Chairman)
Stephen R. Blank
Selwyn Isakow
Robert A. Meister

Compensation of Trustees

      The independent Trustees each received $12,500 and 800 Common Shares purchased by the Trust at a cost of $12,473, as compensation for serving as a Trustee in 2001 plus reimbursement of travel expenses and other out-of-pocket disbursements incurred in connection with attending any meetings. Messrs. Joel Gershenson and Dennis Gershenson did not receive any compensation for their services as Trustees.

      During 2001, the independent Trustees received individual grants of stock options under the 1997 Non-Employee Trustee Stock Option Plan which was approved by the Trust’s shareholders on June 10, 1997. Each of the Trustees received a grant of 2,000 stock options on June 13, 2001 with an exercise price of $17.33. The options vest and become exercisable in installments on each of the first two anniversaries of the date of grant and expire ten years after the date of grant.

Ramco-Gershenson Properties Trust

RELATIVE PERFORMANCE V. NAREIT MORTGAGE AND EQUITY REIT INDICES

AND THE S&P 500
TOTAL RETURNS INCLUDING THE REINVESTMENT OF DIVIDENDS

[PERFORMANCE GRAPH]

	NAREIT		NAREIT
	Composite	NAREIT Equity	Mortgage	S&P 500	RPT Total Return

Dec-96	100.00	100.00	100.00	100.00	100.00
Dec-97	118.86	120.26	103.82	128.51	127.89
Dec-98	96.49	99.21	73.49	158.92	103.01
Dec-99	90.24	94.63	49.08	192.13	100.19
Dec-00	113.59	119.58	56.91	184.02	115.21
Dec-01	131.20	136.24	100.93	161.53	159.19

Source: Nareit

Interests of Certain Persons

     Other Matters

      Ramco, a subsidiary of the Trust which provides property management and leasing services to properties owned by the Operating Partnership and other affiliates of the Trust, as well as to other third party property owners, provides property management services to various entities and properties owned and/or controlled by the Ramco Principals, each of whom are executive officers and/or Trustees of the Trust. Management of the Trust believes that these services are provided on terms no less favorable than terms that could be obtained on an arm’s length basis. During fiscal year ended December 31, 2001, Ramco charged an aggregate of approximately $542,000 in respect of such services to entities owned and/or controlled by the Ramco Principals. Ramco was owed $355,000 as of December 31, 2001 by various entities owned or controlled by the Ramco Principals incurred in the ordinary course of business for the ongoing services as described above.

      In addition to the services described in the preceding paragraph, personnel of Ramco provide accounting and other administrative services for entities owned and/or controlled by the Ramco Principals. The entities that receive such services reimburse Ramco for the payroll costs incurred by Ramco in providing such services. In the fiscal year ended December 31, 2001, entities owned and/or controlled by the Ramco Principals were charged an aggregate of approximately $88,000 by Ramco for such accounting and other administrative services.

      In November 2001, the Trust invested $1.7 million in a 40% interest in Ramco/ Shenandoah LLC. The remaining 60% of this company is owned by an entity a portion of which is beneficially owned by various family partnerships and trusts under the control of two uncles of Joel Pashcow, one of the Trustees, and a portion of which is beneficially owned by various trusts for the benefit of members of Mr. Pashcow’s immediate family. Mr. Pashcow is a trustee of several of these trusts. In November 2001, Ramco/ Shenandoah LLC acquired the Shenandoah Square shopping center and engaged Ramco-Gershenson, Inc. to provide property management, accounting and other administrative services to the company and the shopping center which has approximately 119,000 square feet. The Trust believes that the terms of the management agreement with Ramco/ Shenandoah LLC are no less favorable than terms that could be obtained on an arm’s length basis. During the year ended December 31, 2001, Ramco-Gershenson, Inc. charged approximately $171,000 in respect of these services to Ramco/ Shenandoah LLC and was owed approximately $9,000 as of December 31, 2001 for those services.

      In January 2001, the Trust sold White Lake MarketPlace to Pontiac Mall Limited Partnership for $20.2 million in cash, resulting in a gain on sale of $5.3 million. Pontiac Mall Limited Partnership is owned 50.2% by two entities which are owned by Messrs. Joel Gershenson, Dennis Gershenson, Richard Gershenson, Bruce Gershenson and Michael Ward equally and 49.2% by a trust of which Messrs. Joel Gershenson, Dennis Gershenson, Richard Gershenson and Bruce Gershenson are equal beneficiaries and of which Bruce Gershenson serves as trustee. The remaining portion is owned by a unrelated party. This property was offered for sale utilizing the services of a national real estate brokerage firm, and the Trust accepted the highest offer from an unrelated party which subsequently cancelled the agreement. Pontiac Mall Limited Partnership presented a comparable offer which resulted in more favorable economic benefits to the Trust. The Trust obtained the unanimous approval of the members of the Board of Trustees other than Joel Gershenson and Dennis Gershenson for the sale of this property to Pontiac Mall Limited Partnership.

Compliance with Section 16(A) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Trust’s officers and Trustees and persons who own more than ten percent of a registered class of the Trust’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”) and the New York Stock Exchange. Officers, Trustees and greater than ten percent Shareholders are required by regulation of the Commission to furnish the Trust with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that no Form 5 were required for those persons, the Trust believes that all required filings by executive officers and Trustees of the Trust and persons that own more than ten percent of the Common Shares were made on a timely basis.

II.     INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of Deloitte & Touche LLP has been appointed as independent auditors for the Trust by the Trust’s Board of Trustees to examine and report on financial statements for the fiscal year ending December 31, 2002 which appointment will be submitted to shareholders for ratification at the Meeting. Deloitte & Touche LLP audited and reported on the Trust’s financial statements for the fiscal year ended December 31, 2001. During the year ended December 31, 2001, Deloitte & Touche LLP provided various audit and tax related services to the Trust and its consolidated subsidiaries. Set forth below are the aggregate fees billed for these services:

(a)	Audit Fees — Aggregate fees of $103,976 were billed for professional services rendered for the audit of the Trust’s fiscal 2001 consolidated financial statements included in its annual report on Form 10-K and the review of the financial statements included in the Trust’s quarterly reports on Form 10-Q.

(b)	All other fees — Aggregate fees of $386,815 were billed for other services including tax-related services.

      Deloitte & Touche LLP did not render any services on financial information systems, design or implementation during the fiscal year ended December 31, 2001. The Audit Committee discussed the non-audit services with Deloitte & Touche LLP and determined that their provision of these services is compatible with maintaining Deloitte & Touche LLP’s independence.

      Representatives of that firm are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The affirmative vote of a majority of the Voting Shares present and entitled to vote at the Meeting is required to ratify appointment of the independent auditors. Submission of the appointment of the auditors to the Shareholders for ratification will not limit the authority of the Board of Trustees to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated. If the Shareholders do not ratify the appointment of Deloitte & Touche LLP at the Meeting, management intends to call a special meeting of Shareholders to be held as soon as practicable after the Meeting to ratify the appointment of another independent public accounting firm as independent auditors of the Trust.

SHAREHOLDERS’ PROPOSALS

      Any proposal by a Shareholder of the Trust intended to be presented at the 2003 Annual Meeting of Shareholders must be received by the Trust at its principal executive office not later than December 28, 2002 for inclusion in the Trust’s proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with other requirements of the proxy solicitation rules of the Commission.

      The Trust must receive notice of any proposal of Shareholders that are intended to be presented at the Trust’s 2003 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in the Trust’s proxy statement and proxy related to that meeting, no later than April 7, 2003 to be considered timely. Such proposals should be sent by certified mail, return receipt requested and addressed to Ramco-Gershenson Properties Trust, 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034, Attention: Investor Relations. If the Trust does not have any notice of the matter by that date, the Trust’s form of proxy in connection with that meeting may confer discretionary authority to vote on the matter, and the person’s named in the Trust’s form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

      Trustees are elected by a plurality of the votes cast at the Annual Meeting. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the Shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achievement of a plurality.

ANNUAL REPORT ON FORM 10-K

      UPON WRITTEN REQUEST BY ANY SHAREHOLDER ENTITLED TO VOTE AT THE MEETING, THE TRUST WILL FURNISH THAT PERSON WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. If a person requesting the report was not a Shareholder of record on April 12, 2002, the request must contain a good faith representation that the person making the request was a beneficial owner of Common Shares at the close of business on such date. Requests should be addressed to Investor Relations, Ramco-Gershenson Properties Trust, 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

OTHER BUSINESS AND EXPENSE OF SOLICITATION

      Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. Proxies are being solicited on behalf of the Board of Trustees by use of the mail. The cost of preparing this Proxy Statement and all other costs in connection with this solicitation of proxies for the Meeting is being borne by the Trust.

      Your cooperation in giving this matter your immediate attention and in voting your proxies promptly will be appreciated.

By Order of the Board of Trustees

Richard D. Gershenson, Secretary

April 29, 2002

RAMCO-GERSHENSON PROPERTIES TRUST
27600 NORTHWESTERN HIGHWAY, SUITE 200
SOUTHFIELD, MICHIGAN 48034
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
ON JUNE 6, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned hereby appoints DENNIS E. GERSHENSON and JOEL D. GERSHENSON or either of them, each with full power of substitution, proxies of the undersigned to vote all Common Shares and Series A Convertible Preferred Shares of Ramco-Gershenson Properties Trust (the “Trust”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Trust to be held on the 6th day of June, 2002 at 10:00 a.m., at the Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009 and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat. Said proxies are instructed to vote as follows:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!

ANNUAL MEETING OF SHAREHOLDERS
RAMCO-GERSHENSON PROPERTIES TRUST

JUNE 6, 2002

PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
_______________________________________________________________________________________________

A	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
		FOR	WITHHELD
1.	Election of			NOMINEES:
	Class II			Selwyn Isakow
	Trustees			Arthur H. Goldberg
Mark K. Rosenfeld

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify
the appointment of Deloitte & Touche LLP as the Trust’s auditors for 2002

3.	In accordance with their judgment with respect to any other business that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS
DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL
BE VOTED FOR THE ELECTION OF THE THREE NOMINEES AND FOR
PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY
IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)

DATE                    , 2002

NOTE: This Proxy must be signed exactly as your name appears. Executor, administrator, trustee, partners, etc. should give full title as such. If the signer is a corporation, please sign full corporation name as the authorized officer, who should state his or her title.